SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934



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                                                  Use of the Commission
                                                  Only (as permitted
                                                  by Rule 14a-6(e)(2))
 ( )  Definitive Proxy Statement
 (X)  Definitive Additional Materials
 ( )  Soliciting Material Under Rule 14a-12


                       HORIZON GROUP PROPERTIES, INC.
   --------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


                                    N/A
   --------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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      (4)    Date Filed:____________________________________________





                       HORIZON GROUP PROPERTIES, INC.
                            77 WEST WACKER DRIVE
                                 SUITE 4200
                          CHICAGO, ILLINOIS 60601
                              ---------------

                                  AMENDED
             NOTICE OF THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MAY 29, 2001
                          -----------------------

To the Stockholders:

         As previously announced, the 2001 Annual Meeting of Stockholders (the "Meeting") of Horizon Group Properties, Inc., a Maryland corporation (the "Company"), which was formerly scheduled to occur on May 8, 2001, has been postponed. Notice is hereby given that the Meeting will now be held at 77 West Wacker Drive, 42nd Floor Conference Room, Chicago, Illinois on May 29, 2001 at 2:00 p.m., local time, to consider and take action on the following matters:

         1.       Elect two Directors of the Company

         2. Ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

         3. Transact such other business as may properly come before the Meeting.

         Holders of record of the Company's common stock at the close of business on March 27, 2001 shall be entitled to notice of, and to vote with respect to all matters to be acted upon, at the Meeting.

                                         By order of the Board of Directors

                                         DAVID R. TINKHAM
                                         Secretary

Chicago, Illinois
May 10, 2001




                       HORIZON GROUP PROPERTIES, INC.
                            77 WEST WACKER DRIVE
                                 SUITE 4200
                          CHICAGO, ILLINOIS 60601
                          -----------------------

                    SECOND SUPPLEMENT TO PROXY STATEMENT
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MAY 29, 2001
                          -----------------------


         This Second Supplement supplements and amends the Proxy Statement dated March 30, 2001, as amended on April 16, 2001 (the "Proxy Statement"), and the Supplement to the Proxy Statement dated April 30, 2001 (the "First Supplement") of Horizon Group Properties, Inc. ("Horizon") in connection with the solicitation of proxies on behalf of the Board of Directors of Horizon (the "Horizon Board") for use at the Annual Meeting of Stockholders to be held on May 29, 2001 at 2:00 p.m., local time, or at any adjournments or postponements thereof (the "Annual Meeting").

         On May 4, 2001, Horizon announced that the Horizon Board had determined to postpone the Annual Meeting from May 8, 2001, and on May 7, 2001, Horizon announced that the Annual Meeting would be held on May 29, 2001. The record date for the determination of the holders of Horizon common stock who are entitled to notice of and to vote at the Annual Meeting is March 27, 2001, which is the same record date specified in the Proxy Statement and the First Supplement.

         This Supplement contains important information relating to a Settlement Agreement, dated as of May 4, 2001 (the "Settlement Agreement"), between Horizon and Mr. Howard M. Amster, Mr. John C. Loring and Mr. Robert
M. Schwartzberg. As more fully described below, the Settlement Agreement provides, among other things, that (i) Messrs. Loring and Schwartzberg will withdraw their purported nominations for election to the Horizon Board and Mr. Schwartzberg will terminate his proxy solicitation, (ii) following the Annual Meeting, Horizon will amend its by-laws to increase the size of the Horizon Board to six members and will cause Mr. Amster to be appointed to the Horizon Board and to a newly-formed executive committee of the Horizon Board (the "Executive Committee") and (iii) there will be a "standstill" agreement covering Messrs. Amster, Loring and Schwartzberg until June 30, 2002 (subject to certain conditions) and, in the case of Mr. Amster, if longer, until the earlier of June 30, 2003 or the date that Mr. Amster no longer serves as a member of the Horizon Board.

         The Horizon Board believes that the Settlement Agreement will benefit Horizon and its stockholders and permit Horizon to devote its full attention to the business of Horizon and the enhancement of stockholder value.

         Horizon has previously furnished to stockholders proxy cards which identified Mr. Gary J. Skoien and Mr. Michael W. Reschke as nominees of the Horizon Board to stand for election as directors at the Annual Meeting. The proxy card enclosed with this Second Supplement is identical to the proxy cards previously furnished by Horizon, except that it indicates the new date of the Annual Meeting. If you submitted, or if you submit, a proxy card previously furnished to you, your votes as indicated on such proxy will be counted. If you have not already submitted a proxy card that was previously furnished to you, you can vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope or by casting a ballot in person at the Annual Meeting.

         In addition to the election of Mr. Skoien and Mr. Reschke to the Board of Directors, stockholders are being asked to ratify the appointment of Ernst & Young LLP as independent auditors of Horizon for the fiscal year ending December 31, 2001 and in accordance with the determination of a majority of the Horizon Board with respect to such other matters, if any, as may properly come before the Annual Meeting.

         The Horizon Board recommends that you vote FOR the election of Mr. Skoien and Mr. Reschke as directors and FOR ratification of the appointment of Ernst & Young LLP as independent auditors.

         If you have not already submitted a proxy card furnished by Horizon, you are urged to sign, date and mail the enclosed proxy card promptly. Any proxy executed and returned by a stockholder may be revoked at any time prior to its exercise by delivering to Horizon a duly executed proxy card bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation with David R. Tinkham, Secretary of Horizon, 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601.

Background; The Settlement Agreement

         As more fully described in the First Supplement, between March 30, 2001 and April 25, 2001, Horizon and Messrs. Loring and Schwartzberg took actions in connection with a possible proxy contest at the Annual Meeting. On March 30, 2001, Horizon received a joint letter from Messrs. Loring and Schwartzberg which purported to nominate these individuals for election to the Horizon Board at the Annual Meeting. Following Horizon's receipt of this letter, Horizon engaged in correspondence with Mr. Schwartzberg in which Horizon and Mr. Schwartzberg disputed, among other things, whether Messrs. Loring's and Schwartzberg's purported nominations to be elected to the Horizon Board had timely complied with the advance notice provisions of Horizon's by-laws. During this time, Mr. Schwartzberg advised Horizon of his intention to solicit proxies for the election of himself and Mr. Loring, and against Horizon's nominees, Mr. Skoien and Mr. Reschke, at the Annual Meeting and filed a preliminary proxy statement and additional soliciting materials also disclosing an intention to solicit such proxies.

         On April 25, 2001, Horizon filed a lawsuit against Messrs. Amster, Loring and Schwartzberg, alleging, among other things, that they violated Federal securities laws in connection with the purported nominations of Messrs. Loring and Schwartzberg for election to the Horizon Board and requesting other relief (the "Horizon Lawsuit").

         On April 30, 2001, the court denied Horizon's motion for a temporary restraining order against Messrs. Amster, Loring and Schwartzberg. The court, however, granted Horizon's motion for expedited discovery in the Horizon Lawsuit and directed the parties to confer to set a date for a hearing on Horizon's motion for a preliminary injunction against Messrs. Amster, Loring and Schwartzberg. Also on April 30, 2001, Mr. Schwartzberg filed a definitive proxy statement.

         On or about April 11, 2001, representatives of Horizon and Messrs. Amster, Loring and Schwartzberg commenced discussions about the possibility of avoiding a proxy contest at the Annual Meeting. Such discussions continued intermittently through May 1, 2001. On May 2, 2001, negotiations intensified, and on May 4, 2001, Horizon and Messrs. Amster, Loring and Schwartzberg entered into the Settlement Agreement. Pursuant to the Settlement Agreement, among other things, Horizon and Messrs. Amster, Loring and Schwartzberg agreed that promptly, but in no event later than five business days after the Annual Meeting, Horizon will cause the Horizon Board to amend Horizon's by-laws to increase the size of the Horizon Board to six members and will cause (i) Mr. Amster to be appointed to fill the newly created vacancy to the Horizon Board and (ii) the creation of the Executive Committee whose initial members will be Mr. Amster and Mr. Skoien. Mr. Amster will serve in the class of directors whose term expires at the 2002 Annual Meeting of Stockholders of Horizon (the "2002 Annual Meeting"). Additional information concerning Mr. Amster is included below under "Information Concerning Mr. Amster".

         Under the Settlement Agreement, Horizon and Messrs. Amster, Loring and Schwartzberg agreed that, so long as he is entitled to serve as a member of the Horizon Board, Mr. Amster will serve as a member of the Executive Committee until at least the 2002 Annual Meeting.

         The Settlement Agreement provides that, so long as each of Messrs. Amster, Loring and Schwartzberg is in compliance with his obligations under the Settlement Agreement and so long as Mr. Amster has legal capacity to serve as a director, Horizon will nominate Mr. Amster as part of its slate of nominees for a subsequent three-year term at the 2002 Annual Meeting and will support such nomination.

         Pursuant to the Settlement Agreement, each of Messrs. Amster, Loring and Schwartzberg granted an irrevocable proxy to Mr. Skoien and Mr. David R. Tinkham, as officers of Horizon, to vote his shares of Horizon common stock for the election of Mr. Skoien and Mr. Reschke as directors at the Annual Meeting and in respect of any other matters that may be brought before the Annual Meeting by persons other than on behalf of Horizon.

         Under the Settlement Agreement, each of Messrs. Amster, Loring and Schwartzberg also agreed, so long as Mr. Amster is included in Horizon's slate of nominees at the 2002 Annual Meeting and so long as the 2002 Annual Meeting occurs prior to June 30, 2002, to vote all of his respective shares of Horizon common stock in favor of Horizon's slate of nominees at the 2002 Annual Meeting and, if requested by Horizon, to grant an irrevocable proxy to Horizon to vote all of his respective shares in such manner.

         The Settlement Agreement also provides that, except as contemplated by the terms of the Settlement Agreement, prior to the Annual Meeting, each of Messrs. Amster, Loring and Schwartzberg may not (i) transfer, or consent to any transfer of, any of his shares of Horizon common stock or any interest therein; (ii) enter into any contract, option or other agreement to transfer any of his shares of Horizon common stock or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in, or with respect to, his shares of Horizon common stock;
(iv) deposit his shares of Horizon common stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Settlement Agreement.

         Under the Settlement Agreement, each of Messrs. Amster, Loring and Schwartzberg agreed to certain "standstill" restrictions (as more fully described below) until June 30, 2002 and, in the case of Mr. Amster, if longer, until the earlier of June 30, 2003 or the date that Mr. Amster no longer serves as a member of the Horizon Board, except upon the prior written invitation of a majority of the Horizon Board other than Mr. Amster. The Settlement Agreement provides that the "standstill" restrictions shall not apply to (i) Messrs. Loring or Schwartzberg if Mr. Amster is both removed without cause from the Executive Committee and not appointed to a successor or comparable committee of the Horizon Board or
(ii) any of Messrs. Amster, Loring and Schwartzberg if the size of the Horizon Board is increased to more than eight members (other than due to contractual arrangements with lenders and investors).

         Pursuant to the Settlement Agreement, each of Messrs. Amster, Loring and Schwartzberg agreed to not, and to not permit any of his affiliates or associates to, until the applicable termination date of the "standstill" period: (i) make, or in any way participate in, any solicitation of proxies with respect to any equity securities of Horizon, become a participant in any election contest with respect to Horizon or seek to advise, encourage or influence any person or entity with respect to the voting of equity securities of Horizon; (ii) initiate, propose or otherwise solicit or participate in the solicitation of stockholders for the approval of any stockholder proposals relating to Horizon or knowingly induce any other individual or entity to initiate any stockholder proposal relating to Horizon; (iii) except as reflected in each of their most recently filed Schedule 13Ds (the "Schedule 13Ds"), form, join or in any way participate in a "group," act in concert with any other person or entity or otherwise take any action or actions which would cause him to be deemed to be part of a "group" (for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) with respect to any equity securities of Horizon; (iv) initiate, participate in or encourage the calling of a special meeting of stockholders of Horizon;
(v) participate in or encourage the formation of any group which owns or seeks or offers to acquire beneficial ownership of any equity securities of Horizon or rights to acquire such securities or which seeks or offers to affect control of Horizon or for the purpose of circumventing any provision of the Settlement Agreement; or (vi) otherwise act to seek or offer to control or influence, in any manner, the management, board or policies of Horizon (it being understood that none of the "standstill" provisions shall prohibit Mr. Amster, acting in his capacity as a member of the Horizon Board, from taking any action which would be required to be taken by him in the exercise of his fiduciary duties as a director under applicable law or any other action which may be specifically authorized by the Horizon Board or a Horizon officer).

         Pursuant to the Settlement Agreement, each of Messrs. Amster, Loring and Schwartzberg also agreed to not, and to not permit any of his affiliates or associates to, until the applicable termination date of the "standstill" period, solicit, seek or offer to effect, negotiate with, make any statement or proposal to the Horizon Board, any director or officer of Horizon or any other stockholder of Horizon or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, or take action to cause Horizon to make any such filing, with respect to (i) any form of business combination or transaction involving equity securities of Horizon; (ii) any form of restructuring, recapitalization or similar transaction with respect to Horizon or any affiliate thereof; (iii) any acquisition or disposition of assets material to Horizon; (iv) any request to amend, waive or terminate the provisions of the Settlement Agreement; or (v) any proposal or other statement inconsistent with the terms and intent of the Settlement Agreement. So long as such conversations do not result in a requirement to make a public announcement or filing under the Exchange Act otherwise prohibited under the Settlement Agreement and so long as they do not make any such public announcement or filing, the Settlement Agreement does not prevent Messrs. Amster, Loring and Schwartzberg or their affiliates and associates from discussing Horizon's affairs and prospects, the status of their investments in Horizon or any business combinations, recapitalizations or other transactions prohibited in this paragraph with (i) each other and their outside legal or financial advisors or (ii) any member of the Horizon Board who is also an officer of Horizon.

         The Settlement Agreement provides that Messrs. Amster, Loring and Schwartzberg will not knowingly instigate or encourage any third party to take any action which Messrs. Amster, Loring and Schwartzberg are restricted from taking as a result of the "standstill" restrictions.

         The Settlement Agreement also provides that, until June 30, 2002, each of Messrs. Amster, Loring and Schwartzberg may not disparage Horizon or its directors, officers or employees or make any statements that may reasonably be derogatory or detrimental to Horizon's good name or business reputation. The Settlement Agreement further provides that, until June 30, 2002, Horizon's officers and directors (other than Mr. Amster) may not make any derogatory or disparaging statements to the press or other third parties about Messrs. Amster, Loring and Schwartzberg that may reasonably be detrimental to their reputations or credibility.

         Under the Settlement Agreement, Horizon agreed, based on the information contained in the Schedule 13Ds, not to take the position that any of the shares of Horizon common stock held by Messrs. Amster, Loring and Schwartzberg constitute "excess common stock" (as that term is defined in Horizon's Articles of Amendment and Restatement as in effect on May 4,
2001) as a result of the actions taken by Messrs. Amster, Loring and Schwartzberg prior to the date of the Settlement Agreement and in connection with the execution, delivery and performance of the Settlement Agreement.

         Under the Settlement Agreement, Horizon and Messrs. Amster, Loring and Schwartzberg agreed to release all claims against each other arising prior to the date of the Settlement Agreement. Horizon further agreed to dismiss the Horizon Lawsuit with prejudice as a result of a mutual settlement, and Messrs. Amster, Loring and Schwartzberg revoked any and all demands for the election of directors at the Annual Meeting which were previously delivered to Horizon.

         Pursuant to the Settlement Agreement, Horizon will reimburse Messrs. Amster and Schwartzberg for up to one-half (but not to exceed $65,000 and $15,000, respectively) of their bona-fide legal fees and expenses. Horizon anticipates that the cost of reimbursing Messrs. Amster and Schwartzberg will be approximately $80,000.

Information Concerning Mr. Amster

         Mr. Amster, 53, has been a Securities Principal with Ramat Securities Ltd., a securities brokerage firm, since June 2000. From 1992 to June 2000, Mr. Amster was an investment consultant with First Union Securities (formerly EVEREN Securities and formerly Kemper Securities). Since March 1998, Mr. Amster has served as President of Pleasant Lake Apts. Corp, a corporate general partner of Pleasant Lake Apts. Limited Partnership, a real estate partnership. Mr. Amster is also President of Amster Trading Company and an officer of certain private companies owned by him or his wife. Mr. Amster has served as a director of Astrex, Inc., a public company engaged in the value-added distribution of electronic components, since 1988. Since 1988, Mr. Amster has been a director of Geauga Savings Bank, an Ohio savings bank, and its parent holding company, Maple Leaf Financial. Mr. Amster was formerly a Trustee of CleveTrust Realty Investors, a former real estate company. Mr. Amster may be deemed to beneficially own 283,916 shares of Horizon common stock individually and by virtue of his relationships with the following persons, each a holder of Horizon common stock: Howard M. Amster Charitable Remainder Unitrust, Howard Amster and Tamara F. Gould Charitable Remainder Unitrust, Amster Limited Partnership, Amster Trading Company, Amster Trading Company Charitable Remainder Unitrusts, Tamara F. Gould, Gould Trading Company, Pleasant Lake Apts. Corp, Pleasant Lake Apts. Limited Partnership and Ramat Securities Ltd. Mr. Amster has disclaimed beneficial ownership of the 92,467 shares of Horizon common stock owned by the following parties:
Howard M. Amster Charitable Remainder Unitrust, Howard Amster and Tamara F. Gould Charitable Remainder Unitrust, Amster Trading Company Charitable Remainder Unitrusts and Gould Trading Company. Mr. Amster has sole voting and dispositive power as to 52,639 shares of Horizon common stock and shared voting and dispositive power as to 172,728 shares of Horizon common stock.

Miscellaneous

         The table indicating the "Security Ownership of Certain Owners and Management" in the Proxy Statement and the immediately following paragraphs
(6) and (10) are hereby supplemented as follows:

         On May 8, 2001, Mr. Schwartzberg filed an amended Schedule 13D which stated that the amount of securities of Horizon beneficially owned by Mr. Schwartzberg was 145,000 shares of common stock of Horizon, representing 5.05% of the outstanding common stock of Horizon as of that date. Assuming the exchange or conversion of all outstanding partnership interests in Horizon Group Properties, L.P. ("Common Units"), a subsidiary limited partnership of Horizon whose partnership interests are convertible on a one-for-one basis into Horizon common stock, the shares of Horizon common stock beneficially owned by Mr. Schwartzberg represent 4.29% of the outstanding common stock of Horizon.

         As described above, Mr. Amster and certain affiliates beneficially own 283,916 shares of common stock of Horizon. These shares represent 9.89% of the outstanding common stock of Horizon. Assuming the exchange or conversion of all outstanding Common Units for shares of Horizon common stock, the shares of Horizon common stock beneficially owned by Mr. Amster and certain affiliates represent 8.40% of the outstanding common stock of Horizon.


                                         By Order of the Board of Directors

                                                DAVID R. TINKHAM
                                                Secretary


Dated:  May 10, 2001
        Chicago, Illinois





                            (FORM OF PROXY CARD)

                                   PROXY

                       HORIZON GROUP PROPERTIES, INC.
                       Proxy/Voting Instruction Card
                             Chicago, Illinois

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
            DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON
                               MAY 29, 2001.


         The undersigned stockholder of Horizon Group Properties, Inc., a Maryland corporation, hereby constitutes and appoints Gary J. Skoien and David R. Tinkham or either of them, proxies for the undersigned, each with full power of substitution, to attend the Meeting of Stockholders of Horizon Group Properties, Inc. to be held on May 29, 2001 at 2:00 p.m., local time, at 77 West Wacker Drive, 42nd Floor, Chicago, Illinois, 60601, and at any adjournments or postponements thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.


                     (PROXY CONTINUED ON REVERSE SIDE)


X PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

1. Elect two Directors of the Company:

Nominees:         Michael W. Reschke
                  Gary J. Skoien

               FOR                       WITHHOLD


         To withhold authority for an individual Director, write that Director's name here ___________________________________________


2. Ratify the appointment of Ernst & Young, LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

              FOR              AGAINST                    ABSTAIN

Your vote with respect to the proposals may be indicated above.

YOUR VOTE IS IMPORTANT!  PLEASE SIGN AND DATE ON THE REVERSE
AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This Proxy When Properly Executed Will be Voted In The Manner Directed Herein. If No Direction Is Made, This Proxy Will Be Voted FOR Proposal 1 and FOR Proposal 2.

Signature _______________   Signature _______________   Date _________, 2001


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.